Exhibit 10.1
2008 Executive
Annual Incentive Plan
The performance goals for 2008 are based on the 2008 business plan approved by the Board of Directors. These goals reflect the Board of Directors and CEO’s expectations for performance and accountability of the leadership team.
For 2008, the weighting of the Financial Measures is:
•	EPS: 40%

The definition of Earnings Per Share (“EPS”) is net income divided by the number of shares outstanding. EPS is the most common way that public companies are measured.

•	EBITDA: 30%

Earnings before interest, taxes, depreciation, and amortization (“EBITDA”) is a commonly used measure of cash flow from operations. Cash flow is critical to our Company in order for us to meet our debt covenants, make capital investments and pay the interest and principal on corporate debt. Depreciation and amortization are expenses of the business that relate to past investments (i.e., the purchase of barges). Therefore, to determine how much cash is available, we add these expenses back to our operating earnings.
For 2008, the weighting of the Business Goals is:
•	Safety: 10%

It is critical that we continue to provide a safe environment for all employees. Safety will be measured by the incident rate which is defined as the number of recordable injuries × 200,000 divided by the number of employee hours worked.

•	Environmental: 5% — We are committed to conducting our businesses in an environmentally responsible and proactive manner, for both the safety of our employees as well as the communities in which we operate. This new metric will elevate our focus in the following key areas:
o	Notice of Violation (NOV): 2.5%

A Notice of Violation is any formal letter from a state agency informing us that we have violated a state environmental regulation, such as industrial pre-treatment permits, national pollutant discharge elimination system permits and care and custody of any hazardous waste.

o	Environmental-National Response Center (NRC): 2.5%

We report all releases entering the river to the NRC, regardless of amount of product. These spills generally are far less than a gallon of fuel or product.
•	10K Barrel Liquid Turn Rate: 2.5%

The organization as a whole must focus on turning our liquid fleet more rapidly to realize the growth in liquids we are targeting. Turn rate is calculated by the total number of days in the year divided by the average number of days it takes to move one lift on a 10K barrel barge. The improvement of this metric will provide significant financial gain for the Company.

•	Covered Hopper Stationary Days: 2.5%

The organization must also focus on reducing non-revenue producing stationary days on our covered hopper dry fleet. Reduction of these days will enable us to reduce the time it takes to deliver our customer’s freight, enabling us to free up capacity for additional freight moves.

•	SG&A % to Revenue: 5%

This expense category is disclosed in the Company financial statements and will be measured as a percent of total revenue, excluding the cost of any bonus. It represents our need to be more efficient and to improve our profit margins.

•	Average Working Capital as a % of Revenue: 5%

By managing our working capital, we generate cash to help pay down debt and pay for investments. Working capital is measured by adding accounts receivable, inventory and other current assets, minus accounts payable and other current liabilities, and then divided by revenue.
Plan Administration
Eligibility Criteria
•	Full-time salaried executive employees in grades 16 - 20 approved by the Compensation Committee.

•	Hire date on or before September 30, 2008.

•	Employed by ACL or one of its subsidiaries at time the incentive awards are paid.

•	Individual performance rated at a satisfactory level or higher.
Award Opportunities
Each performance measure has a corresponding percentage of the target award opportunity. Some incentive can still be earned if you are close to, but fall short of the goals. Also, higher incentives may be earned if goals are exceeded. Therefore, if actual performance falls between any of the defined levels, the award opportunities will be calculated proportionately.
•	Minimum performance (80% attainment) pays 50% of the target opportunity.

•	Target performance (100% attainment) pays 100% of target opportunity.

•	Superior performance (120% attainment) pays 150% of the target opportunity.

Award Calculations
The awards will be calculated based on the following formula:
2008 Base Salary Earnings × Target Award Opportunity × Performance Score for Each Goal
Actual base salary earnings are defined as only the base compensation earned from January 1 through December 31. In other words, your AIP payout will be prorated based on your actual salary earnings for the year. The overall performance score is determined by multiplying the achievement levels of the financial and business objectives by their respective weighting and added together.
Timing of Payment
Earned disbursement of the 2008 bonus amounts will occur after the 2008 financial results have been tabulated, Ernst &Young LLP has finished their audit and the Audit Committee has signed-off on the results of the audit; estimated to be February, 2009. Also, all payments must be approved in advance by the Compensation Committee of the Board of Directors. In all events, bonus amounts will be paid no later than December 31, 2009, with respect to the 2008 bonus program.
Administration
The Compensation Committee of the Board of Directors has the full power, authority and discretion to construe, interpret and administer this bonus program. The Compensation Committee may delegate this authority to any appropriate person or persons and such delegates shall have all the powers the Compensation Committee would have if it had acted itself. As a condition of eligibility to participate in this bonus program, a participant must accept that all determinations of the Compensation Committee or any of its delegates will be final, conclusive and binding.
Amendment
The Compensation Committee, in its sole discretion, may, at any time with or without notice, amend, modify, suspend or terminate this bonus program, including the right to suspend or eliminate some or all payments under this bonus program at any time.
Assignment
Payments under this bonus program may not be assigned or alienated.
Applicable Law
This document shall be governed by the laws of the State of Indiana.
No Employment Rights
Nothing contained in this bonus program shall be construed as a contract of employment between ACL or its subsidiaries and a participant or as a right of any participant to be continued in the employment of ACL or its subsidiaries, or as a limitation of the right of ACL or its subsidiaries to discharge any of its employees with or without cause.
American Commercial Lines Inc.